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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Earnings:
(Loss) income before income taxes	$(24,694)	$375	$22,233	$26,507	$21,726

Fixed Charges:
Interest on deposits	13,462	20,035	24,211	19,588	12,849
Interest on subordinated debt, repurchase agreements, and other borrowings	2,864	4,409	2,801	2,937	3,058
Rent expense interest factor	853	905	881	792	801

Total fixed charges:
Including interest on deposits	$17,179	$25,349	$27,893	$23,317	$16,708
Excluding interest on deposits	$3,717	$5,314	$3,682	$3,729	$3,859
Ratio of earnings to fixed charges:
Excluding interest on deposits	(5.64)	1.07	7.04	8.11	6.63
Including interest on deposits	(0.44)	1.01	1.80	2.14	2.30

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, and the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage deficiency for the year ended December 31, 2009 was $24,694,000, both excluding and including interest on deposits.

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Earnings:
(Loss) income before income taxes	$(24,694)	$375	$22,233	$26,507	$21,726

Fixed Charges:
Interest on deposits	13,462	20,035	24,211	19,588	12,849
Interest on subordinated debt, repurchase agreements, and other borrowings	2,864	4,409	2,801	2,937	3,058
Preferred stock dividends	2,028	222	—	—	—
Rent expense interest factor(1)	853	905	881	792	801

Total fixed charges:
Including interest on deposits	$19,207	$25,571	$27,893	$23,317	$16,708
Excluding interest on deposits	$5,745	$5,536	$3,682	$3,729	$3,859
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	-3.30	1.07	7.04	8.11	6.63
Including interest on deposits	-0.29	1.01	1.80	2.14	2.30

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage deficiency for the year ended December 31, 2009 was $24,694,000, both excluding and including interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS